EXHIBIT 99.1

Eagle Bancorp Montana Earns $1.7 Million, or $0.26 per Diluted Share, in Fourth Quarter of 2021; Reports Earnings of $14.4 Million, or $2.17 per Diluted Share, for the Year 2021; Declares Quarterly Cash Dividend of $0.125 per Share

HELENA, Montana, Jan. 25, 2022 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $1.7 million, or $0.26 per diluted share, in the fourth quarter of 2021, compared to $5.2 million, or $0.76 per diluted share, in the fourth quarter a year ago, and $4.7 million, or $0.73 per diluted share, in the preceding quarter. For the year 2021, net income was $14.4 million, or $2.17 per diluted share, compared to $21.2 million, or $3.11 per diluted share, for 2020.

Eagle’s board of directors declared a quarterly cash dividend of $0.125 per share on January 20, 2022. The dividend will be payable March 4, 2022 to shareholders of record February 11, 2022. The current annualized dividend yield is 2.17% based on recent market prices.

“Our operating results for 2021 reflect solid loan production year-over-year, and record deposit generation,” said Peter J. Johnson, President and CEO. “One of the highlights of 2021 was the announcement of our proposed merger with First Community Bancorp, Inc., and its subsidiary, First Community Bank (“First Community”). First Community is an experienced agriculture and commercial lender with a 130-year operating history in Montana and deep roots in the communities it serves. This transaction will expand our presence across the state of Montana and build on our reputation as an experienced and preferred agricultural lender. We foresee this merger, like other recent acquisitions, resulting in significant benefits to our expanding group of clients, communities, employees and shareholders. We anticipate welcoming First Community clients and employees to our Opportunity Bank family with a closing date anticipated during the first quarter of 2022.”

On October 1, 2021 Eagle announced that it had reached an agreement to acquire First Community Bancorp, Inc. and its subsidiary, First Community Bank. Headquartered in Glasgow, Montana, First Community is the largest bank headquartered in Northeast Montana, and currently operates nine branches and two mortgage loan production offices, including commercial-focused branches in Helena and Three Forks (Gallatin County). Upon completion of the acquisition, Opportunity Bank of Montana will have 32 retail branches in key commercial and agricultural markets across Montana. This transaction is subject to the approvals of bank regulatory agencies, the shareholders of Eagle and First Community and other customary closing requirements.

Fourth Quarter 2021 Highlights (at or for the three-month period ended December 31, 2021, except where noted):

  Net income of $1.7 million, or $0.26 per diluted share, in the fourth quarter of 2021, compared to $4.7 million, or $0.73 per diluted share, in the preceding quarter, and $5.2 million, or $0.76 per diluted share, in the fourth quarter a year ago.
  Net interest margin (“NIM”) was 3.75% in the fourth quarter of 2021, compared to 3.87% in the preceding quarter, and 4.03% in the fourth quarter a year ago.
  Revenues (net interest income before the loan loss provision, plus noninterest income) were $21.8 million in the fourth quarter of 2021, compared to $25.4 million in the preceding quarter and $23.6 million in the fourth quarter a year ago.
  Purchase discount on loans from the Western Bank of Wolf Point portfolio was $1.2 million at January 1, 2020, of which $334,000 remained as of December 31, 2021.
  Remaining purchase discount on loans from acquisitions prior to 2020 totaled $658,000 as of December 31, 2021.
  The accretion of the loan purchase discount into loan interest income from the Western Bank of Wolf Point, and previous acquisitions was $171,000 in the fourth quarter of 2021, compared to interest accretion on purchased loans from acquisitions of $94,000 in the preceding quarter.
  The allowance for loan losses represented 177.1% of nonperforming loans at December 31, 2021, compared to 136.9% a year earlier.
  Total loans increased 10.9% to $933.1 million, at December 31, 2021, compared to $841.1 million a year earlier and increased 5.5% compared to $884.9 million in the previous quarter.
  Total deposits increased 18.3% to $1.22 billion at December 31, 2021, from $1.03 billion a year ago, and increased 2.3% compared to $1.19 billion in the previous quarter.
  Eagle remained well capitalized with a tangible common shareholders’ equity ratio of 9.49% at December 31, 2021.
  Paid a quarterly cash dividend of $0.125 per share on December 3, 2021 to shareholders of record November 12, 2021.

COVID-19 Preparations as of December 31, 2021:

  Loan Accommodations: The Bank offered multiple accommodation options to its clients, including 90-day deferrals, interest only payments, and forbearances. As of December 31, 2021, there was only one remaining loan modification for a nonresidential borrower. All of the other loans originally modified, or 314 borrowers, are now performing according to current loan agreements. The Montana Board of Investments (“MBOI”) offered 12-months of interest payment assistance to qualified borrowers. The Bank qualified approximately 32 borrowers for the MBOI program representing $27.3 million in loans, of which all had aged out of the program as of the third quarter of 2021. There are 15 forbearances for residential mortgage loans, of which all are sold and serviced as of December 31, 2021. Utilization of credit lines were 78.6% at the end of the fourth quarter, compared to 76.4% at the end of the previous quarter.
  Small Business Administration (SBA) Paycheck Protection Program (PPP): During the second and third quarters of 2020, Eagle helped 764 borrowers receive $45.7 million in first round SBA PPP loans. During the first and second quarters of 2021, Eagle supported 646 borrowers in receiving $19.5 million in second round PPP loans. As of December 31, 2021, Eagle had received forgiveness from the SBA for 1,273 loans, representing over $60.8 million now paid in full. The remaining 137 PPP loans from both the first round and second round represent a combined $4.5 million.

  Approximately $407,000 of the income recognized during the fourth quarter of 2021 was related to recognizing origination fees for PPP loan payoffs or forgiveness, compared to $701,000 of income recognized during the third quarter of 2021.

Balance Sheet Results

Eagle’s total assets increased 14.2% to $1.44 billion at December 31, 2021, compared to $1.26 billion a year ago, and increased 2.1% from $1.41 billion three months earlier.

Strong commercial real estate and commercial construction activity more than offset PPP loan forgiveness, causing the loan portfolio to grow approximately 10.9% compared to a year ago and grow approximately 5.5% from the previous quarter end. PPP loan forgiveness in the fourth quarter of 2021 was $4.3 million.

Eagle originated $235.4 million in new residential mortgages during the quarter and sold $239.0 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 4.11%. This production compares to residential mortgage originations of $265.0 million in the preceding quarter with sales of $270.8 million and an average gross margin on sale of mortgage loans of approximately 4.25%.

Commercial real estate loans increased 29.7% to $410.6 million at December 31, 2021, compared to $316.7 million a year earlier. Commercial construction and development loans increased 41.5% to $92.4 million, compared to $65.3 million a year ago. Construction projects were slow to start in early 2021 due to COVID-19 concerns and supply chain issues. Agricultural and farmland loans decreased 4.1% to $113.3 million at December 31, 2021, compared to $118.2 million a year earlier. Residential mortgage loans decreased 8.7% to $101.2 million, compared to $110.8 million a year earlier. Commercial loans decreased 7.0% to $101.5 million, compared to $109.2 million a year ago, reflecting SBA PPP loan forgiveness. Home equity loans decreased 8.5% to $51.7 million, residential construction loans decreased 1.4% to $45.6 million, and consumer loans decreased 8.5% to $18.5 million, compared to a year ago.

Total deposits increased 18.3% to $1.22 billion at December 31, 2021, compared to $1.03 billion at December 31, 2020, and increased 2.3% from $1.19 billion at September 30, 2021. Noninterest-bearing checking accounts represented 30.2%, interest-bearing checking accounts represented 16.6%, savings accounts represented 18.2%, money market accounts comprised 22.7% and time certificates of deposit made up 12.3% of the total deposit portfolio at December 31, 2021.

Shareholders’ equity increased 2.5% to $156.7 million at December 31, 2021, compared to $152.9 million a year earlier and increased nominally compared to $156.5 million three months earlier. Tangible book value was $19.74 per share, at December 31, 2021, compared to $19.16 per share a year earlier and $19.74 per share three months earlier.

Operating Results

“The low interest rate environment, coupled with lower yields on interest earning assets continued to put pressure on our NIM during the fourth quarter,” said Johnson. Eagle’s NIM was 3.75% in the fourth quarter of 2021, compared to 3.87% in the preceding quarter, and 4.03% in the fourth quarter a year ago. The interest accretion on acquired loans totaled $171,000 and resulted in a five basis-point increase in the NIM during the fourth quarter, compared to $94,000 and a three basis-point increase in the NIM during the preceding quarter. The investment securities portfolio increased to $271.3 million at December 31, 2021, compared to $240.0 million at September 30, 2021, and $162.9 million at December 31, 2020. Average yields on earning assets for the fourth quarter decreased to 3.99% from 4.41% a year ago. For the year 2021, the NIM was 3.85%, compared to 3.94% for the year 2020.

Eagle’s fourth quarter revenues decreased to $21.8 million, compared to $25.4 million in the preceding quarter and $23.6 million in the fourth quarter a year ago. The decrease compared to the prior quarter and the fourth quarter a year ago was largely due to lower volumes in mortgage banking activity. For the year 2021, revenues increased 2.2% to $94.3 million, compared to $92.2 million in 2020.

Net interest income, before the loan loss provision, remained unchanged at $12.0 million in the fourth quarter, compared to the third quarter of 2021, and increased 4.8% compared to $11.5 million in the fourth quarter of 2020. For the year 2021, net interest income increased 7.8% to $46.5 million, compared to $43.2 million in 2020.

Total noninterest income decreased 27.2% to $9.7 million in the fourth quarter of 2021, compared to $13.4 million in the preceding quarter, and decreased 19.7% compared to $12.1 million in the fourth quarter a year ago. Net mortgage banking, the largest component of noninterest income, totaled $7.7 million in the fourth quarter of 2021, compared to $11.7 million in the preceding quarter and $10.5 million in the fourth quarter a year ago. These decreases were driven by a decline in net gain on sale of mortgage loans, as well as changes in the fair value of loans held-for sale and derivatives. These changes are largely volume driven and are impacted by the reduced volumes in mortgage activity. For the year 2021, noninterest income decreased 2.6% to $47.8 million, compared to $49.1 million in 2020. Net mortgage banking decreased 2.4% to $41.0 million in 2021, compared to $42.1 million in 2020.

Eagle’s fourth quarter noninterest expenses were $19.1 million, compared to $18.8 million in the preceding quarter and $16.3 million in the fourth quarter a year ago. For the year 2021, noninterest expense increased to $74.2 million, compared to $60.7 million in 2020. The increase is largely attributable to an increase in salary, commissions and employee benefits driven by growth in mortgage loan originations and higher overall staff levels. In addition, acquisition costs were incurred related to the proposed merger with First Community.

For the fourth quarter of 2021, the income tax provision totaled $632,000, for an effective tax rate of 26.8%, compared to $1.6 million in the preceding quarter, and $1.7 million in the fourth quarter of 2020. For the year, the income tax provision totaled $4.9 million, for an effective tax rate of 25.2%, compared to $7.2 million in 2020, for an effective tax rate of 25.4%.

Credit Quality

The loan loss provision was $285,000 in the fourth quarter of 2021, compared to $255,000 in the preceding quarter and $379,000 in the fourth quarter a year ago. The allowance for loan losses represented 177.1% of nonperforming loans at December 31, 2021, compared to 156.3% three months earlier and 136.9% a year earlier. Nonperforming loans were $7.1 million at December 31, 2021, compared to $7.8 million at September 30, 2021, and $8.5 million a year earlier. Local economies continue to rebound and loan quality has remained strong despite the impact of the COVID-19 pandemic.

Eagle had $4,000 in other real estate owned (“OREO”) and other repossessed assets on its books at December 31, 2021. This compares to $117,000 in OREO at September 30, 2021, and $25,000 at December 31, 2020.

Net loan recoveries totaled $15,000 in the fourth quarter of 2021, compared to net loan recoveries of $45,000 in the preceding quarter and net loan charge-offs of $78,000 in the fourth quarter a year ago. The allowance for loan losses was $12.5 million, or 1.34% of total loans, at December 31, 2021, compared to $12.2 million, or 1.38% of total loans, at September 30, 2021, and $11.6 million, or 1.38% of total loans, a year ago.

Capital Management

Eagle Bancorp Montana, Inc. continues to be well capitalized with the ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) of 9.49% as of December 31, 2021.

Recent Events

During the second quarter of 2021, the Company completed a modified “Dutch auction” tender offer (the “Tender Offer”). The Company accepted for purchase 250,000 shares of its common stock at a price of $24.00 per share.   The aggregate purchase price for the shares purchased in the Tender Offer was approximately $6,279,000, including fees and expenses relating to the Tender Offer. Therefore, the total price including fees and expenses was $25.12 per share.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 23 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, including the proposed transaction with First Community, growth and operating strategies; statements regarding the current global COVID-19 pandemic, statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the duration and impact of the COVID-19 pandemic, including but not limited to the efficiency of the vaccine rollout, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our recent acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration.

In addition, future factors related to the proposed transaction between Eagle and First Community, include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Eagle and First Community; the outcome of any legal proceedings that may be instituted against Eagle or First Community; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of Eagle; the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Eagle and First Community do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; Eagle’s and First Community’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; and other factors that may affect future results of Eagle and First Community; the business, economic and political conditions in the markets in which the parties operate; the risk that the proposed combination and its announcement could have an adverse effect on either or both parties’ ability to retain customers and retain or hire key personnel and maintain relationships with customers; the risk that the proposed combination may be more difficult or time-consuming than anticipated, including in areas such as sales force, cost containment, asset realization, systems integration and other key strategies; revenues following the proposed combination may be lower than expected, including for possible reasons such as unexpected costs, charges or expenses resulting from the transactions; the unforeseen risks relating to liabilities of Eagle or First Community that may exist; and uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on First Community, Eagle and the proposed combination.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and 5) return on average assets, excluding acquisition costs. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Important Additional Information and Where to Find It; Participants in the Solicitation

In connection with the proposed transaction with Eagle and First Community, Eagle has filed with the SEC a Registration Statement on Form S-4 that includes a joint proxy statement of Eagle and FCB and a prospectus of Eagle. The registration statement on Form S-4, as amended, was declared effective by the SEC on December 22, 2021, and Eagle and FCB mailed the definitive joint proxy statement/prospectus to their respective shareholders on or about December 23, 2021. The proposed transaction involving Eagle and FCB will be submitted to Eagle’s shareholders and FCB’s shareholders for their consideration on January 26, 2022. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting decisions, investors and security holders of Eagle and First Community are urged to read the joint proxy statement/prospectus and other documents filed with the SEC carefully and in their entirety because they contain important information. Investors and security holders can obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by Eagle through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with or furnished to the SEC by Eagle are available free of charge on Eagle’s internet website at www.opportunitybank.com, or by contacting Eagle. The contents of the Eagle website is not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.

Eagle, First Community, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Eagle is set forth in its proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on March 10, 2021 and its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	December 31,	September 30,	December 31,
	2021	2021	2020

Assets:
Cash and due from banks	$10,938	$16,320	$14,455
Interest bearing deposits in banks	43,669	71,609	47,733
Federal funds sold	6,827	7,011	7,614
Total cash and cash equivalents	61,434	94,940	69,802
Securities available-for-sale	271,262	240,033	162,946
Federal Home Loan Bank ("FHLB") stock	1,702	1,702	2,060
Federal Reserve Bank ("FRB") stock	2,974	2,974	2,974
Mortgage loans held-for-sale, at fair value	25,819	42,059	54,615
Loans:
Real estate loans:
Residential 1-4 family	101,180	99,447	110,802
Residential 1-4 family construction	45,635	43,474	46,290
Commercial real estate	410,568	380,071	316,668
Commercial construction and development	92,403	78,058	65,281
Farmland	67,005	64,824	65,918
Other loans:
Home equity	51,748	52,990	56,563
Consumer	18,455	18,940	20,168
Commercial	101,535	95,554	109,209
Agricultural	46,335	53,645	52,242
Unearned loan fees	(1,725)	(2,098)	(2,038)
Total loans	933,139	884,905	841,103
Allowance for loan losses	(12,500)	(12,200)	(11,600)
Net loans	920,639	872,705	829,503
Accrued interest and dividends receivable	5,751	6,218	5,765
Mortgage servicing rights, net	13,693	12,941	10,105
Premises and equipment, net	67,266	66,537	58,762
Cash surrender value of life insurance, net	36,474	36,265	27,753
Goodwill	20,798	20,798	20,798
Core deposit intangible, net	1,780	1,919	2,343
Other assets	6,334	7,832	10,208
Total assets	$1,435,926	$1,406,923	$1,257,634

Liabilities:
Deposit accounts:
Noninterest bearing	368,846	367,127	318,389
Interest bearing	853,703	827,422	714,694
Total deposits	1,222,549	1,194,549	1,033,083
Accrued expenses and other liabilities	21,779	21,001	24,752
FHLB advances and other borrowings	5,000	5,000	17,070
Other long-term debt, net	29,869	29,850	29,791
Total liabilities	1,279,197	1,250,400	1,104,696

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
7,110,833 shares issued; 6,794,811, 6,776,703 and 6,775,447 shares outstanding at December 31, 2021, September 30, 2021 and
December 31, 2020, respectively	71	71	71
Additional paid-in capital	80,832	80,957	77,602
Unallocated common stock held by Employee Stock Ownership Plan	(5,729)	(5,883)	(145)
Treasury stock, at cost (316,022 and 335,386 shares at December 31, 2021
and December 31, 2020, respectively	(7,321)	(7,631)	(4,423)
Retained earnings	85,383	84,505	73,982
Accumulated other comprehensive income, net of tax	3,493	4,504	5,851
Total shareholders' equity	156,729	156,523	152,938
Total liabilities and shareholders' equity	$1,435,926	$1,406,923	$1,257,634

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Interest and dividend income:
Interest and fees on loans	$11,474	$11,619	$11,549	$45,134	$45,381
Securities available-for-sale	1,249	1,094	889	4,238	3,742
FRB and FHLB dividends	61	62	86	255	370
Other interest income	30	32	27	120	161
Total interest and dividend income	12,814	12,807	12,551	49,747	49,654
Interest expense:
Interest expense on deposits	356	350	551	1,474	3,614
FHLB advances and other borrowings	23	37	117	175	1,183
Other long-term debt	390	389	391	1,558	1,687
Total interest expense	769	776	1,059	3,207	6,484
Net interest income	12,045	12,031	11,492	46,540	43,170
Loan loss provision	285	255	379	861	3,130
Net interest income after loan loss provision	11,760	11,776	11,113	45,679	40,040

Noninterest income:
Service charges on deposit accounts	329	318	282	1,213	1,096
Mortgage banking, net	7,675	11,665	10,455	41,035	42,051
Interchange and ATM fees	493	570	415	1,982	1,538
Appreciation in cash surrender value of life insurance	209	181	165	721	645
Net gain (loss) on sale of available-for-sale securities	12	11	(335)	23	733
Other noninterest income	997	608	1,112	2,795	3,004
Total noninterest income	9,715	13,353	12,094	47,769	49,067

Noninterest expense:
Salaries and employee benefits	11,673	12,262	10,562	48,766	38,836
Occupancy and equipment expense	1,702	1,665	1,342	6,448	5,019
Data processing	1,369	1,171	1,215	5,035	4,722
Advertising	426	326	287	1,276	911
Amortization	142	144	164	573	659
Loan costs	610	654	669	2,736	1,880
FDIC insurance premiums	89	81	75	332	222
Postage	84	93	103	386	363
Professional and examination fees	356	790	254	1,756	1,335
Acquisition costs	726	35	-	761	157
Other noninterest expense	1,939	1,579	1,670	6,097	6,563
Total noninterest expense	19,116	18,800	16,341	74,166	60,667

Income before provision for income taxes	2,359	6,329	6,866	19,282	28,440
Provision for Income taxes	632	1,583	1,702	4,863	7,234
Net income	$1,727	$4,746	$5,164	$14,419	$21,206

Basic earnings per share	$0.26	$0.73	$0.76	$2.17	$3.12
Diluted earnings per share	$0.26	$0.73	$0.76	$2.17	$3.11

Basic weighted average shares outstanding	6,543,192	6,525,509	6,768,720	6,653,935	6,795,503

Diluted weighted average shares outstanding	6,563,512	6,544,044	6,815,072	6,655,735	6,820,306

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended or Twelve Months Ended
	December 31,	September 30,	December 31,
	2021	2021	2020

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$9,825	$11,503	$11,959
Net change in fair value of loans held-for-sale and derivatives	(2,439)	(35)	(1,352)
Mortgage servicing income, net	289	197	(152)
Mortgage banking, net	$7,675	$11,665	$10,455

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$46,086		$36,391
Net change in fair value of loans held-for-sale and derivatives	(5,443)		5,968
Mortgage servicing income, net	392		(308)
Mortgage banking, net	$41,035		$42,051

Performance Ratios (For the quarter):
Return on average assets	0.48%	1.37%	1.63%
Return on average equity	4.37%	12.09%	13.68%
Net interest margin	3.75%	3.87%	4.03%
Core efficiency ratio*	83.86%	73.36%	68.59%

Performance Ratios (Year-to-date):
Return on average assets	1.06%		1.74%
Return on average equity	9.18%		15.02%
Net interest margin	3.85%		3.94%
Core efficiency ratio*	77.23%		64.89%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
	2021	2021	2020

Nonaccrual loans	$4,835	$5,657	$6,257
Loans 90 days past due and still accruing	-	34	392
Restructured loans, net	2,224	2,116	1,824
Total nonperforming loans	7,059	7,807	8,473
Other real estate owned and other repossessed assets	4	117	25
Total nonperforming assets	$7,063	$7,924	$8,498

Nonperforming loans / portfolio loans	0.76%	0.88%	1.01%
Nonperforming assets / assets	0.49%	0.56%	0.68%
Allowance for loan losses / portfolio loans	1.34%	1.38%	1.38%
Allowance / nonperforming loans	177.08%	156.27%	136.91%
Gross loan charge-offs for the quarter	$2	$4	$98
Gross loan recoveries for the quarter	$17	$49	$20
Net loan (recoveries) charge-offs for the quarter	$(15)	$(45)	$78

	December 31,	September 30,	December 31,
	2021	2021	2020
Capital Data (At quarter end):
Tangible book value per share**	$19.74	$19.74	$19.16
Shares outstanding	6,794,811	6,776,703	6,775,447
Tangible common equity to tangible assets***	9.49%	9.67%	10.51%

Other Information:
Average total assets for the quarter	$1,433,003	$1,382,186	$1,268,402
Average total assets year-to-date	$1,357,249	$1,331,988	$1,219,890
Average earning assets for the quarter	$1,274,817	$1,233,500	$1,131,621
Average earning assets year-to-date	$1,209,715	$1,188,014	$1,092,551
Average loans for the quarter ****	$942,783	$926,748	$888,331
Average loans year-to-date ****	$914,804	$905,478	$874,669
Average equity for the quarter	$158,208	$157,078	$151,002
Average equity year-to-date	$157,014	$156,616	$141,160
Average deposits for the quarter	$1,215,046	$1,163,979	$1,024,871
Average deposits year-to-date	$1,138,608	$1,113,109	$954,500

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Calculation of Core Efficiency Ratio:
Noninterest expense	$19,116	$18,800	$16,341	$74,166	$60,667
Acquisition costs	(726)	(35)	-	(761)	(157)
Intangible asset amortization	(142)	(144)	(164)	(573)	(659)
Core efficiency ratio numerator	18,248	18,621	16,177	72,832	59,851

Net interest income	12,045	12,031	11,492	46,540	43,170
Noninterest income	9,715	13,353	12,094	47,769	49,067
Core efficiency ratio denominator	21,760	25,384	23,586	94,309	92,237

Core efficiency ratio (non-GAAP)	83.86%	73.36%	68.59%	77.23%	64.89%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,
	2021	2021	2020
Tangible Book Value:
Shareholders' equity	$156,729	$156,523	$152,938
Goodwill and core deposit intangible, net	(22,578)	(22,717)	(23,141)
Tangible common shareholders' equity (non-GAAP)	$134,151	$133,806	$129,797

Common shares outstanding at end of period	6,794,811	6,776,703	6,775,447

Common shareholders' equity (book value) per share (GAAP)	$23.07	$23.10	$22.57

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$19.74	$19.74	$19.16

Tangible Assets:
Total assets	$1,435,926	$1,406,923	$1,257,634
Goodwill and core deposit intangible, net	(22,578)	(22,717)	(23,141)
Tangible assets (non-GAAP)	$1,413,348	$1,384,206	$1,234,493

Tangible common shareholders' equity to tangible assets
(non-GAAP)	9.49%	9.67%	10.51%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020

Net interest income after loan loss provision	$11,760	$11,776	$11,113	$45,679	$40,040
Noninterest income	9,715	13,353	12,094	47,769	49,067

Noninterest expense	19,116	18,800	16,341	74,166	60,667
Acquisition costs	(726)	(35)	-	(761)	(157)
Noninterest expense, excluding acquisition costs (non-GAAP)	18,390	18,765	16,341	73,405	60,510

Income before income taxes	3,085	6,364	6,866	20,043	28,597
Provision for income taxes, excluding acquisition costs
related taxes (non-GAAP)	827	1,592	1,702	5,055	7,274
Net Income, excluding acquisition costs (non-GAAP)	$2,258	$4,772	$5,164	$14,988	$21,323

Diluted earnings per share (GAAP)	$0.26	$0.73	$0.76	$2.17	$3.11
Diluted earnings per share, excluding acquisition
costs (non-GAAP)	$0.34	$0.73	$0.76	$2.25	$3.13

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	December 31,	September 30,	December 31,
	2021	2021	2020
For the quarter:
Net income, excluding acquisition costs (non-GAAP)*	$2,258	$4,772	$5,164
Average total assets quarter-to-date	$1,433,003	$1,382,186	$1,268,402
Return on average assets, excluding acquisition costs (non-GAAP)	0.63%	1.38%	1.63%

Year-to-date:
Net income, excluding acquisition costs (non-GAAP)*	$14,988	$12,718	$21,323
Average total assets year-to-date	$1,357,249	$1,331,988	$1,219,890
Return on average assets, excluding acquisition costs (non-GAAP)	1.10%	1.27%	1.75%

* See Earnings Per Diluted Share, Excluding Acquisition Costs table for GAAP to non-GAAP reconciliation.

Contacts:
Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007